DELOITTE &
            TOUCHE LLP
          ------------   -----------------------------------------------------
                         Suite 205                   Telephone: (502) 745-6300
                         333 North Wilmot Road       Facsimile: (502) 750-9916
                         Tucson, Arizona 85711-2636






          July 10, 1997



          Tucson Electric Power Company
          220 West Sixth Street
          Tucson, Arizona 85701


          We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Tucson Electric Power Company and subsidiaries for the periods ended March 31, 1997 and 1996 as indicated in our report dated May 12, 1997; because we did not perform an audit, we expressed no opinion on that information.

          We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 is being used in this Registration
          Statement.

          We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



          /s/ Deloitte & Touche LLP